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[LOGO OF JOHN HANCOCK Company]      Life Insurance Company (U.S.A.)

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ENHANCED CASH VALUE RIDER
ADDITIONAL CASH VALUE PAYABLE UPON SURRENDER OF THE POLICY AS DEFINED AND
LIMITED
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This rider is made a part of the policy to which it is attached, in consideration of: (a) the application, a copy of which is attached to and made a part of the policy; and (b) the Enhanced Cash Value Rider Charge as shown under Deduction from Premium Payments in Section 1 of the policy. The rider becomes effective on the rider's Policy Date, which is the Policy Date of the policy. This rider may not be issued subsequent to the Issue Date of the policy.

The Owner under this rider will be the Owner under the policy to which this rider is attached.

We agree, subject to the terms and conditions of this rider and the policy to pay, in addition to the Net Cash Surrender Value otherwise payable, the amount of Enhanced Cash Value benefit to the Owner upon receipt at our Servicing Office of written notice of surrender from you, if all the following conditions are met:

        (a) your written notice is received at our Servicing Office prior to the death of the Life Insured, or Surviving Life Insured if applicable;

        (b) such surrender is not the result of an exchange under Section 1035 of the Internal Revenue Code; and

        (c) this rider has not terminated under the "Termination" provision below.

Such Enhanced Cash Value benefit shall be equal to the amount described under "Rider Information" in Section 1 of the policy.

EFFECT ON MINIMUM DEATH BENEFIT
The Minimum Death Benefit is equal to the sum of the Policy Value and the Enhanced Cash Value benefit, both on the date of death, multiplied by the Minimum Death Benefit Factor for the Attained Age of the Life Insured.

EFFECT ON WITHDRAWALS AND LOAN VALUE
Neither the amount available for Withdrawal or the Loan Value of the policy will in any way be increased due to this Enhanced Cash Value Rider.

DEFERRAL OF DETERMINATIONS
We may defer the payment of any Enhanced Cash Value benefit in the same manner that we may defer payment of any Net Cash Surrender Value under the policy.

TERMINATION
This rider will terminate without value, on the earliest of:

        a.      the end of the [seventh] Policy Year;

        b.      the exchange, or termination of the policy;

        c. death of the Life Insured or Surviving Life Insured if applicable; or

        d.      your written request to discontinue this rider.

                                                      SPECIMEN
                                                      Signed for the Company by:
                                                      /s/ John DesPrez III
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05CVULECVR

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1. POLICY SPECIFICATIONS (continued) - Policy [12 345 678]
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Life Insured  [JOHN DOE]                       Plan  [Corporate VUL]

                                      Policy Number  [12 345 678]

                                   Rider Issue Date  [July 1, 2005]

                                Rider Information

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     Type                   Description of Benefit                            Rider Charge
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
[Enhanced Cash   The Enhanced Cash Value Rider benefit shall   [As previously shown under Deductions
Value Rider]     be an amount equal to (a) times (b) where:    from Premium Payments in this Section 1]

                     (a) is the sum of the cumulative
                         premiums paid to date, less all
                         withdrawals to date and less
                         indebtedness;

                     (b) is a percentage that varies by
                         Policy Year as follows:

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                       Policy Year               Percentage
                 ----------------------------------------------
                     [Policy Year 1]                 [11]%
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                     [Policy Year 2]               [10.5]%
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                     [Policy Year 3]                 [10]%
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                     [Policy Year 4]                  [8]%
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                     [Policy Year 5]                [5.5]%
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                     [Policy Year 6]                [3.5%
                 ----------------------------------------------
                     [Policy Year 7]               [1.75]%
                 ----------------------------------------------
                     [Policy Year 8+]              [0.00]
                 ----------------------------------------------

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                 The cumulative premiums for any Policy Year
                 is equal to the lesser of the actual premium
                 paid in that Policy Year and the Limiting
                 Premium shown on page 3.
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